Exhibit 3.66
AGREEMENT OF LIMITED PARTNERSHIP
OF
TEXAS COMMUNITY ALTERNATIVES LIMITED PARTNERSHIP
AGREEMENT OF LIMITED PARTNERSHIP OF TEXAS COMMUNITY ALTERNATIVES LIMITED PARTNERSHIP dated as of May 1, 1998, among Community Alternatives Texas Partner, Inc. (General Partner) and Texas Home Management, Inc. and Normal Life of North Texas, Inc. (Limited Partners) (herein called the “Partners”, which term shall include any persons hereafter admitted to the Partnership and shall exclude any persons who cease to be Partners).
WHEREAS, the Partners wish to form a limited partnership (the “Partnership”) pursuant to the terms and provisions of this Agreement of Limited Partnership (the “Agreement”) and in accordance with the statutes and laws of the Commonwealth of Kentucky relating to partnerships;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
GENERAL PROVISIONS
SECTION 1.01 Partnership Name. The name of the Partnership is Texas Community Alternatives Limited Partnership, and its business shall be conducted under the name of Texas Community Alternatives Limited Partnership.
SECTION 1.02 Principal Place of Business. The principal place of business of the Partnership shall be located at 10140 Linn Station Road, Louisville, Kentucky, 40223. The location of the principal office may be changed to such other place and the Partnership may have such other offices and places of business wherever located as the General Partner may, from time to time, determine.
SECTION 1.03 Agent for Service of Process. The agent for service of process for the Partnership shall be CT Corporation System having a business address at 1511 Kentucky Home Life Building, Louisville, Kentucky 40202, or such other person or corporation as may be designated by the General Partner and appropriately qualified to serve.
SECTION 1.04 Effective Date; Duration. The Partnership shall begin on the date of this Agreement and shall continue thereafter until April 30, 2048, unless voluntarily dissolved sooner upon the written consent of all Partners.
SECTION 1.05 Purpose of the Partnership. The Partnership is organized for the purpose of engaging in and conducting any lawful business permitted by the laws of the Commonwealth of Kentucky applicable to partnerships.

SECTION 1.06 Partnership Property. All property owned by the Partnership shall be held in the name of the Partnership (or in the name of a nominee for the Partnership) and not in the names of the individual Partners, and no Partner shall have any individual ownership rights in such property except for property rights as a Partner.
SECTION 1.07 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.
SECTION 1.08 Management of Partnership. The General Partner will manage the Partnership and maintain its books and records. Limited Partners will not manage the business of the Partnership nor assist in its management. No Limited Partner will:
          a. act as agent for the Partnership or have the right to bind the Partnership;
          b. sign or issue checks, promissory notes, or other commercial paper or documents of indebtedness on the Partnership’s behalf; or
          c. receive any salary or other compensation from the Partnership other than to share in its profits or losses as set forth in this Agreement.
ARTICLE H
THE PARTNERS
SECTION 2.01 Schedule of Partners. The names and addresses of all the Partners, the respective amounts that they shall be obligated to contribute to the capital of the Partnership (“Capital Contributions”) and their respective Partnership Percentages (“Partnership Percentages”) shall be set forth in Schedule I, which shall be filed with the records of the Partnership and which may be amended from time to time by the Partners.
SECTION 2.02 Liability of Limited Partners. The Limited Partners of the Partnership are those Limited Partners identified on Schedule I (as said Schedule I may be amended with respect to the admission of additional Partners or withdrawal of any Partners) and their Initial Capital Contributions are set forth on that Schedule. The Limited Partners hereby further agree to contribute all of their tangible and intangible assets associated with the ICF/MR group homes listed on Schedule I at such time as the Partnership has received a license to operate such homes from the Texas Department of Mental Health and Mental Retardation. Normal Life of North Texas, Inc. further agrees to contribute all of its tangible and intangible assets associated with its operations of Home and Community-based Services (HCS) at such time as the Partnership has received a license to operate HCS services from the applicable state agency. After such contribution, no Limited Partner shall have any further liability to contribute to, or in respect of, the liabilities or the obligations of the Partnership. In no event shall the Limited Partners be personally liable for any obligations of the Partnership. No Limited Partner, in its capacity as Limited Partner, shall have or exercise any rights in connection with the management of the Partnership or its business nor shall it take any part in the conduct or control of the Partnership’s business.

SECTION 2.03 General Partner as Limited Partner. The General Partner may also hold an interest in the Partnership as a Limited Partner.
SECTION 2.04 Admission of New Partners. No new General or Limited Partners will be admitted to the Partnership without the written consent of all General Partners and Limited Partners as to both a General or a Limited Partner’s admission and the terms on which a new General or Limited Partner is admitted.
SECTION 2.05 No Sale of, Assignment of, or Granting Lien on Partnership Interest by a Partner. Without the written consent of all General Partners and Limited Partners, no General Partner shall assign, mortgage, or give a security interest in General Partner’s Partnership interest, and no Limited Partner may assign Limited Partner’s interest in Partnership or substitute a third party in Limited Partner’s stead as a new Limited Partner. Notwithstanding any other provision of this Agreement, the Partners may, without the consent of any other partner, pledge their interests in the Partnership to PNC Bank Kentucky, Inc. as Administrative Bank under the Revolving Credit Facility of the Partners’ parent company, Res-Care, Inc., to which the Partners are also party.
ARTICLE III
PARTNERSHIP PERCENTAGES; ACCOUNTING
SECTION 3.01 Capital Contributions. The original capital of the Partnership shall be the amount payable by the Partners, set forth in Schedule 1, and the amounts of each Partner’s Capital Contribution shall be set forth in Schedule I as it may be amended from time to time opposite each Partner’s name.
If, at any time prior to the dissolution of the Partnership, additional capital shall be required to carry on the objects of the Partnership as determined by the General Partner, the additional capital shall be contributed by the Limited Partners in the proportions of their respective Pro-Rata Shares, as defined in this Agreement, then in effect, and Schedule I shall be amended to reflect the increase in Capital Contributions of each Limited Partner. Upon the admission of any new Partner to the Partnership pursuant to Section 2.05, Schedule I shall be amended to reflect the Capital Contributions of such Partner. The Capital Contributions of the Partners and the amounts set forth opposite their names on Schedule I as amended from time to time shall be deemed for all purposes of this Agreement to be the respective Capital Contributions of the Partners.
No interest shall be paid on any capital contributed by the Partners and no Partner shall be entitled to withdraw any amount representing such Partner’s interest in such Partner’s Capital Contribution at any time or to the return of any such amount, except to the extent of such Partner’s participation in Partnership distributions in reduction of Partnership capital, if any, as provided in this Agreement and except as provided by law. The General Partner shall not be liable for the return of Capital.
SECTION 3.02 Capital Accounts. There shall be established for each Partner on the books of the Partnership as of the date of this Agreement a capital account (the “Capital Account”), which shall be an amount equal to such Partner’s Capital Contribution which actually has been paid to the Partnership.
It is the intention of the Partners that such Capital Account be maintained in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv), and this Agreement shall be so construed. Accordingly, such Capital Account shall initially be credited with the amount of the initial capital contribution of the Partner (as set forth in Schedule I hereof), which in the case of any property shall be based upon its fair market value (net of any liabilities assumed by the Partnership or to which such property is subject), and thereafter shall be increased by (i) any cash or the fair market value of any property contributed by it (net of any liabilities assumed by the Partnership or to which the contributed property is subject); (ii) the amount of all net income (whether or not exempt from tax) and gain allocated to it pursuant to this Agreement; and (iii) any positive adjustment to basis required by section 50(c) of the Internal Revenue Code of 1986, as amended (including expenditures described in section 705(a)(2)(B) of the Code, or treated as such an expenditure by reason of Treas. Reg. § 1.704I (b)(2)(iv)(h)(i)), (y) the amount of cash, and the fair market value of property (net of any liabilities assumed by such Partner or to which the distributed property is subject) distributed to it pursuant to this Agreement, and (z) any negative adjustment to basis required by section 50(c) of the Code.
SECTION 3.03 Partnership Books and Records. The General Partner shall cause to be kept Partnership books of account in accordance with generally accepted accounting principles and will prepare an income statement and balance sheet for each fiscal year. The books and supporting records will be maintained at Partnership’s principal office and together with the income statements and balance sheet prepared by the General Partner will be examined by certified public accountants at least annually in conjunction with the annual audit of Res-Care, Inc. and its subsidiaries. Partnership’s fiscal year shall be the calendar year. These financial statements shall be binding upon General and Limited Partners as to income or losses and the balances in General and Limited Partners’ income and capital accounts.
SECTION 3.04 Bank Accounts. The bank accounts of the Partnership shall be maintained in such banking institution(s) as shall be approved by the General Partner, and withdrawals shall be made only in the regular course of business on such signature or signatures as. shall be approved by the General Partner.
SECTION 3.05 Allocation of Profits or Losses. The net profits or net losses of the Partnership (including profits and losses from operations, gains and losses from sale or other disposition of Partnership property and assets and all other items of profit and loss whatsoever) for each fiscal year shall be allocated among the Partners in the proportions that the value of their respective Capital Contributions bear to the aggregate value of the assets held by the Partnership for such fiscal year (“Pro-Rata Share”).
     For Federal and State income tax purposes, the distributive share of each Partner in the Partnership’s taxable income or loss for any fiscal year, and of any other item of income, gain, loss, deduction or credit, shall be the same as its respective share in the net profits or net losses of the Partnership for such year.

     Notwithstanding the provisions of this section, Limited Partners will not be liable for any Partnership debts or losses beyond the amounts to be contributed by them pursuant to section 3.01 of this Agreements.
     With respect to any property contributed to the Partnership by a Partner, income, gain, loss, and deduction with respect to such property shall be allocated solely for federal income tax purposes among the Partners. in accordance with section 704(c) of the Code and the Regulations promulgated thereunder so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the fair market value of such property at the time of such contribution and to take into account any gain or loss recognized by a contributing Partner with respect to any distribution of such property by the Partnership.
ARTICLE IV
WITHDRAWALS AND DISTRIBUTIONS OF CAPITAL
SECTION 4.01 Loans and Withdrawals in General. A Partner shall be entitled to borrow or withdraw any amount from the Partnership only with the approval of the General Partner. If the General Partner or the Limited Partners shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital account of the lending Partner or entitle such lending Partner to any increase in his share of the distributions of the Partnership, or entitle or subject such lending Partner to any greater proportion of the profits, gains, or losses which the Partnership may sustain.
SECTION 4.02 Distribution of Partnership Funds. All Partnership funds available for distribution shall, after the establishment of reasonable reserves such as may be approved by the General Partner, be distributed and applied, with such frequency as determined by the General Partner, in the following priority:
     a. first, pro rata to repay Capital Contributions; and
     b. second, to the Partners according to their respective Pro-Rata Shares.
     Partnership funds required to be distributed under this section 4.02 shall be distributed to the Partners within thirty days, or such longer period as is reasonably required, after the close of each fiscal year (or at such more frequent intervals as shall be approved by the General Partner) commencing with the first complete fiscal year ending after the date of this Agreement, unless the General Partner determines that distributions can be made prior to that time.
ARTICLE V
DISSOLUTION; WINDING-UP
SECTION 5.01 Dissolution. The Partnership shall be dissolved as to all Partners on a date specified in any decree of court or as determined by the Partners in accordance with section 1.04,

and the Partnership shall be wound-up and liquidated thereafter as promptly as practicable in accordance with law and the following provisions. Upon dissolution occasioned other than pursuant to a decree of court, the affairs of the Partnership shall be wound-up jointly by the Partners. Upon dissolution and liquidation, a full and general account of the assets and liabilities of the Partnership and the capital account of the Partners shall be taken and the assets of the Partnership shall be applied in the following order of priority:
     a. first, in discharge of (i) claims of creditors of the Partnership who are not Partners, and (ii) all expenses of liquidation; in the event the Partnership’s obligation to make any such payment shall be subject to a contingency, the amount thereof shall be reserved until such contingency shall cease to exist and thereafter shall be applied in accordance with this section 5.01;
     b. second, to the pro rata payment of all claims of Partners for advances to the Partnership; provided, however, that this clause shall not be construed to include any repayment of any Partner’s Capital Contribution or any Partner’s capital account balance; and
     c. finally, any remaining surplus shall be distributed to the Partners in the same proportion, as to each Partner, as the amounts of their respective Capital Accounts.
SECTION 5.02 Winding-Up. In winding-up the affairs of the Partnership, subject to satisfying the requirements of clauses (a) and (b) of section 5.01, the General Partner may determine to distribute in kind any and all properties of the Partnership that are suitable or legal for distribution in kind and shall take action to liquidate all other assets as promptly as practicable. All assets which are to be liquidated may be sold at public or private sale and any Partner may purchase such assets at such date.
ARTICLE VI
MISCELLANEOUS
SECTION 6.01 Filings. The General Partner shall promptly cause to be filed, recorded and published such statements of fictitious business name and other notices, certificates, statements, or other instruments required by any provision of any applicable law of the Untied States or any state or other jurisdiction which governs the formation of the Partnership or the conduct of its business from time to time.
SECTION 6.02 Amendments. This Agreement shall not be amended except by an instrument in writing, executed by all Partners.
SECTION 6.03 Successors; Counterparts. This Agreement:
     a. shall be binding on the successors and permitted assigns of the Partners; and
     b. may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the day and year first above written.

SECTION 6.04 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said law or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
SECTION 6.05 Notices. All notices that are required to be given in writing hereunder, shall be deemed to have been duly given if delivered personally to the recipient Partner or mailed, first class registered mail with postage pre-paid, return receipt requested, to such Partner at its address set forth in Schedule I or at such other address or addresses as such Partner shall have notified the other Partners.